UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVEO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐	Preliminary Proxy Statement

Starting May 31, 2019, AVEO Pharmaceuticals, Inc. sent the following letter to certain stockholders.

**** IMPORTANT REMINDER ****

Dear Fellow AVEO Stockholder:

By now, you should have received your proxy material for the 2019 Annual Meeting of Stockholders of AVEO Pharmaceuticals, Inc. which is scheduled to be held on June 12, 2019.

Each stockholder’s vote is extremely important. There are 6 proposals on the agenda for this year’s Annual Meeting as discussed further in the proxy statement you should have already received. Your Board of Directors strongly recommends that you vote your shares FOR ALL proposals, including proposal 4 (Increase of Common Stock, which will provide greater flexibility in considering and planning for potential business needs) and proposal 5 (Reverse Stock Split, which will facilitate our ability to regain compliance with NASDAQ’s minimum bid price requirements). Both proposals 4 and 5 require a majority of the shares outstanding voting in favor in order to pass.

WE URGE YOU TO VOTE IN FAVOR OF ALL PROPOSALS

The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided.

If you sign and return the enclosed proxy card without indicating a different choice, your shares will be voted FOR all proposals.

If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow Sodali LLC, at 1-877-787-9239.

Thank you for your investment in AVEO and taking the time to vote your shares.

Sincerely,

Michael P. Bailey

President and Chief Executive Officer